Exhibit 10.1

March 31, 2026

VERDERA ENERGY CORP.
1200 – 750 West Pender Street
Vancouver, BC
V6C 2T8

Re:    Share Purchase Agreement dated March 17, 2025, among Verdera Energy Corp. (the “Purchaser”), enCore Energy Corp. (the “Vendor”), and NM Energy Holding Canada Corp. (as supplemented by the side letters dated April 4, 2025 and November 25, 2025, the “Share Purchase Agreement”)

This side letter (“Side Letter”) between the Purchaser (formerly POCML 7 Inc.) (the “Resulting Issuer”) and the Vendor is entered into in connection with the Share Purchase Agreement. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Share Purchase Agreement.

On February 20, 2025, the Purchaser and the Resulting Issuer completed a business combination (the “Qualifying Transaction”) which resulted in the holders of the common shares in the capital of the Purchaser holding shares in the capital of the Resulting Issuer, which is a reporting and Exchange listed company that began trading on the Exchange under the symbol “V” on or about February 24, 2026. As a result of the closing of the Qualifying Transaction, the Resulting Issuer assumed all obligations of the Purchaser under the Share Purchase Agreement and the Registration Rights Agreement, dated as of March 17, 2025, between the Purchaser and the Vendor (the “Registration Rights Agreement”).

Under the Share Purchase Agreement, a “Going Public Transaction” means the Qualifying Transaction with a simultaneous registration of the common shares of the Resulting Issuer under Section 12(b) or 12(g) of the Exchange Act.

By execution and delivery of this Side Letter, the Parties hereby covenant and agree that the closing of the Qualifying Transaction constitutes a “Going Public Transaction” under the Share Purchase Agreement; provided, however, that the Resulting Issuer agrees (1) its covenants and agreements with respect to registration of the Resulting Issuer’s common shares under Section 12(b) or 12(g) of the Exchange Act, the Distribution Registration Agreement and the restrictive and positive covenants in Section 6.03 and Section 6.04 of the Share Purchase Agreement will remain in full force and effect until the later of the registration of the common shares of the Resulting Issuer under Section 12(b) or 12(g) of the Exchange Act or such later date as specified in the Share Purchase Agreement and (2) notwithstanding anything to the contrary in the Share Purchase Agreement, its representations and warranties shall survive the Closing and continue in full force and effect for the benefit of the Corporation and the Vendor until the later of twelve (12) months from the Closing date and the registration of the common shares of the Resulting Issuer under Section 12(b) or 12(g) of the Exchange Act.

Resulting Issuer also acknowledges and agrees that the closing of the Qualifying Transaction constitutes the “Effective Date” under the Registration Rights Agreement.

This Side Letter may be executed and delivered in one or more counterparts and electronically, each of which when executed and delivered shall be deemed an original. All counterparts electronically delivered shall together be deemed to constitute one and the same agreement. Once executed and delivered, this Side Letter (a) constitutes a binding agreement between the Purchaser and the Vendor, (b) shall enure to the benefit of and be binding upon each of the Purchaser and the Vendor, and their successors and any permitted assigns, including the Resulting Issuer, and (c) shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal Laws of Canada applicable therein.

IN WITNESS WHEREOF this Agreement has been executed by the Resulting Issuer and the Vendor as of the date first above written.

VERDERA ENERGY CORP.

By:	/s/ Janet Lee Sheriff
Authorized Signing Authority

ENCORE ENERGY CORP.

By:	/s/ Robert W. Hudson, Jr.
Robert. W. Hudson, Jr.
General Counsel